Exhibit 10.18

June 25, 2001

(VIA FAX B 250-384-6431-3 PAGES)

Beau Pre Explorations Ltd.
Suite 100 B 850 Blanshard Street
Victoria, B.C.
Canada V9W 2H2

Attention:   Bob Beaupre

Dear Sir:

As a result of our meeting on June 8, 2001 I am writing to set out an agreement we can accept regarding the use of a First American Scientific Corp. ("FASC") KDS machine for processing ore at your mine on Valentine Mountain. We agreed to the following matters:

1.   On or before July 31, 2001, FASC and Beau Pre agree that a new company ("NEWCO") will be formed for the purpose of carrying on a mining operation on all of Beau Pre's claims on Valentine Mountain using the FASC KDS machine. The company will be owned 50% by Beau Pre and 50% by FASC.

2.   FASC will continue with its program of preparing a KDS machine and testing it for the viability of its use for processing ore on Valentine Mountain. All testing to be done at the expense of FASC and to be reimbursed by Newco.

3.   Beau Pre Explorations Ltd. ("Beau Pre") will provide a reasonable amount of ore for testing purposes which will be delivered to the FASC test site in Cloverdale, B.C. at the expense of FASC, and Beau Pre to be reimbursed by Newco.

4.   Beau Pre will lease for $1.00 all of its claims on Valentine Mountain to Newco for a period of 3 years from the date of commencement of operation for the purpose of carrying out a mining operation on Valentine Mountain for processing ore by the KDS machine. Newco, at the option of Newco, will have the right of renewing the leases for 2 additional 3 year renewal period. After the renewal period this agreement may be extended by mutual agreement of FASC and Beau Pre but the agreement may be extended if the operation is financially viable by mutual agreement.

5.   FASC will lease for $1.00 a KDS machine to Newco and license the use of FASC technology and processes incorporating the configuration determined during the test for periods corresponding to the period of the lease from Beau Pre to Newco. The lease will be in a form satisfactory to FASC and Beau Pre.

6.   Newco will be responsible for carrying out the mining and processing operations exploration and assessment on Valentine Mountain and for the raising of the funds necessary to carry out its operations and for all expenses of the operation.

7.   Upon formation of Newco, a Shareholder Agreement will be prepared defining the relationship between FASC and Beau Pre, and in particular determining who are to be the directors of Newco and how major decisions are to be made. FASC and Beau Pre will each nominate a person to be one of the first directors of Newco. FASC and Beau Pre are to obtain the services of a lawyer to act independently from FASC and Beau Pre in advising Newco on the formation of the company and the form of the Shareholders Agreement and leases. The agreements will provide that Newco will use its best efforts to explore and mine the Valentine Mountain site and process the ore using the KDS machine.

8.   FASC and Beau Pre will use their best efforts to locate and contract the management of Newco to an independent professional consultant or consulting firm.

9.   If required by FASC and Beau Pre, all participants including employees of Newco will be required to sign confidentiality agreements regarding the technology and processes used by the KDS machine and all confidential information past, present or future of the Valentine Mountain claim.

10.   FASC will contribute training and advice on the use of the KDS machine as requested by Newco and will monitor the operation of the KDS machine for improvements in design and process. FASC will be paid by Newco for reasonable expenses for these services.

11.   Beau Pre will contribute its knowledge and information on the Valentine Mountain site as requested by Newco and its expertise on mining the site. Beau Pre will be paid by Newco for reasonable expenses for these services.

12.   Newco will indemnify and save harmless FASC and Beau Pre from all costs, expenses and liabilities incurred in connection with Newco's operations.

13.   There can be no assignment of this agreement except by written consent of both parties.

14.   The laws of British Columbia will apply to this agreement.

15.   This agreement is subject to confirmation by the directors of FASC and Beau Pre on or Before July 15, 2001.

If the terms set out above are correct, please sign the enclosed copy of this letter and return the same to us.

FIRST AMERICAN SCIENTIFIC CORP.

/s/ David L. Gibson
Per:   David L. Gibson, Director

We hereby agree to the terms as set out in this letter this 29th day of June, 2001.

BEAU PRE EXPLORATIONS LTD.

/s/ illegible
Per:   illegible